Exhibit 4.33

HSBC USA INC. REGISTERED WARRANT PROGRAM

PAYING AGENT AND SECURITY REGISTRAR AGREEMENT

BETWEEN

HSBC USA INC.
AND
HSBC BANK USA, National Association

DATED AS OF MAY 16, 2016

HSBC Securities (USA) Inc., a Delaware corporation, may offer warrants (“Warrants”) sold under a registration statement and issued by HSBC USA Inc., a Maryland corporation (the “Issuer”), under and pursuant to, the terms of an indenture (the “Indenture”) dated as of May 16, 2016, between the Issuer and Wells Fargo Bank, National Association (in such capacity, the “Trustee”).

For the purpose of providing for a paying agent of the Issuer and Security Registrar with respect to the Warrants, the Issuer and HSBC Bank USA, National Association hereby agree as follows:

SECTION 1.	APPOINTMENT OF PAYING AGENT

The Issuer hereby appoints HSBC Bank USA, National Association as paying agent (in such capacity, the “Paying Agent”) of the Issuer with respect to the Warrants, and HSBC Bank USA, N.A. hereby accepts such appointment and agrees to perform the obligations of Paying Agent with respect to the Warrants as set forth in the Indenture.

SECTION 2.	APPOINTMENT OF SECURITY REGISTRAR

The Issuer hereby appoints HSBC Bank USA, National Association as Security Registrar (in such capacity, the “Security Registrar”) with respect to the Warrants, and HSBC Bank USA, National Association hereby accepts such appointment and agrees to perform the obligations of security registrar with respect to the Warrants as set forth in the Indenture.

SECTION 3.	FEES AND EXPENSES

The Paying Agent and the Security Registrar shall be entitled to such compensation for services under the Indenture and incorporated by reference into this Agreement as set forth in the Fee Schedule for Issuing Agent, Registrar & Paying Agent attached as Exhibit A hereto.

SECTION 4.	RIGHTS AND LIABILITIES OF PAYING AGENT AND THE SECURITY REGISTRAR

Neither the Paying Agent nor the Security Registrar shall incur any liability for, or in respect of, any action taken, omitted to be taken or suffered by it in reliance upon any Warrant, certificate, affidavit, instruction, notice, request, direction, order, statement or other paper, document or communication (including electronic communications) received from the Issuer and reasonably believed by it to be genuine. The Issuer shall indemnify the Paying Agent and Security Registrar against any loss, liability, claim or expense (including legal fees and expenses) it may incur with its acting in accordance with any such communication. Any order, certificate, affidavit, instruction, notice, request, direction, statement or other communication from the Issuer made or given by it and sent, delivered or directed to the Paying Agent or the Security Registrar, as applicable, under, pursuant to or as permitted by any provision of this Agreement shall be sufficient for purposes of this Agreement if such communication is in writing and signed by any officer or authorized signatory of the Issuer, and absent gross negligence neither the Paying Agent nor the Security Registrar shall have any liability in the event such communication is not any authorized or authentic communication or is not in the form intended to be sent (whether due to fraud, distortion or otherwise). The Paying Agent and the Security Registrar may consult with nationally recognized counsel reasonably satisfactory to it and the opinion of such counsel shall constitute full and complete authorization and protection of the Paying Agent or the Security Registrar, as applicable, with respect to any action taken, omitted to be taken or suffered by it hereunder in good faith and in accordance with and in reliance upon the opinion of such counsel. In acting under this Agreement, neither the Paying Agent (in its capacity as such) nor the Security Registrar (in its capacity as such) assumes any obligation towards, or any relationship of agency or just for or with the holders of the Warrants.

In the event that the Paying Agent determines in its sole discretion that the amounts received or to be received by it in respect of any claims for payment then due in respect of the Warrants is insufficient to satisfy all such claims in full when due, the Paying Agent shall not pay such claims until such time as it has received the full amounts necessary to pay such claims in full. Nothing in this Agreement shall be construed to require the Paying Agent to extend credit, on behalf of HSBC Bank USA, National Association, or any of its affiliates, to any holders, purchasers or sellers of the Warrants.

The Paying Agent shall be entitled to withhold or deduct from any payment that it makes under this Agreement for or on account of any present or future taxes, duties, assessments or government charges if and to the extent so required by applicable law, in which event the Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted.

The Issuer agrees to pay any and all stamp and other documentary taxes or duties (including any interest and penalties thereon or in connection therewith) that may be payable in connection with the execution, delivery, performance and enforcement of this Agreement by the Paying Agent or the Security Registrar. Without limiting the foregoing the Issuer shall pay and indemnify the Paying Agent against any tax, fee or other charge resulting from the deposit of cash in accordance with Section 4.01 of the Indenture and the termination of the Issuer’s obligations under the Indenture with respect to the Securities of any series.

Neither the Paying Agent nor the Security Registrar shall have any liability with respect to any action taken, suffered or omitted to be taken by it in connection with this Agreement or the Indenture to comply with any applicable law, regulation, court order or the rules, operating procedures or market practice of any relevant stock exchange or other market clearing system.

SECTION 5.	RIGHT OF PAYING AGENT AND SECURITY REGISTRAR TO OWN WARRANTS

The Paying Agent and the Security Registrar and their respective officers, employees and shareholders may become owners of, or acquire any interests in Warrants, with the same rights as if the Paying Agent or the Security Registrar were not the Paying Agent or the Security Registrar, as applicable, and may engage in, or have an interest in, any financial or other transaction with the Issuer as if the Paying Agent or the Security Registrar were not the Paying Agent or the Security Registrar, as applicable.

SECTION 6.	DUTIES OF PAYING AGENT AND THE SECURITY REGISTRAR

The Paying Agent and the Security Registrar shall be obligated only to perform such duties as are specifically set forth in the Indenture.

SECTION 7.	TERMINATION, RESIGNATION OR REMOVAL OF PAYING AGENT OR SECURITY REGISTRAR

The Paying Agent or the Security Registrar may at any time terminate its obligations in such capacity under this Agreement by giving no less than 90 days’ written notice to the Issuer unless the Issuer consents in writing to a shorter time (a “Resignation”); provided, that the Paying Agent or the Security Registrar may resign and terminate its obligations immediately upon written notice to the Issuer if required by applicable law. Upon receipt of notice of Resignation by the Paying Agent or the Security Registrar, the Issuer agrees promptly to appoint a successor Paying Agent or Security Registrar, as applicable. The Issuer may terminate the Paying Agent or the Security Registrar in such capacity under this Agreement at any time by giving written notice to the Paying Agent or the Security Registrar, as applicable, and specifying the date when the termination shall become effective (a “Removal”); provided, however, that no Resignation or Removal of the Paying Agent or the Security Registrar (other than a Resignation required by applicable law) shall become effective prior to the date of the appointment by the Issuer or a court of competent jurisdiction, as provided in Section 8 hereof, of a successor Paying Agent or Security Registrar, as applicable, and the acceptance of such appointment by such successor Paying Agent or Security Registrar, as applicable. Upon termination pursuant to the provisions of this Section, the Paying Agent or the Security Registrar, as applicable, shall be entitled to the payment of any compensation owed to it by the Issuer hereunder and to the reimbursement of all reasonable expense, disbursements and advances incurred or made by the Paying Agent or the Security Registrar, as applicable, in connection with the services rendered by it pursuant to the Indenture, as provided by Section 3 hereof. The provisions of Section 9 shall remain in effect, and the Paying Agent's and the Security Registrar's rights, privileges, protections, immunities and benefits under the Indenture, shall remain entitled to the benefits of Section 9 following any such Resignation or Removal.

SECTION 8.	APPOINTMENT OF SUCCESSOR PAYING AGENT OR SECURITY REGISTRAR

Any successor Paying Agent or Security Registrar appointed by the Issuer following a Resignation or Removal pursuant to the provisions of Section 8 hereof shall execute and deliver to the Paying Agent or the Security Registrar, as applicable, and to the Issuer an instrument accepting such appointment, and thereupon such successor Paying Agent or Security Registrar shall, without any further act or instrument, become vested with all the rights, immunities, duties and obligations of the Paying Agent or the Security Registrar, as applicable, with like effect as if originally named as Paying Agent or Security Registrar hereunder, and the Paying Agent or Security Registrar, as applicable, shall thereupon be obligated to transfer and deliver, and such successor Paying Agent or Security Registrar, as applicable, shall be entitled to receive and accept, copies of any available records maintained by the Paying Agent or the Security Registrar, as applicable, in connection with the performance of its obligations hereunder. If a successor Paying Agent or Security Registrar, as applicable, shall not have been appointed within one hundred and twenty (120) days following written notice of Resignation or Removal, as applicable, the Paying Agent or Security Agent may apply to a court of competent jurisdiction for the appointment of a successor or for other appropriate relief, at the cost of the Issuer.

SECTION 9.	INDEMNIFICATION

The Issuer shall indemnify the Paying Agent and the Security Registrar for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this Agreement or performance of the Paying Agent or the Security Registrar pursuant to their respective obligations under the Indenture, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

SECTION 10.	MERGER, CONSOLIDATION OR SALE OF BUSINESS BY PAYING AGENT AND SECURITY REGISTRAR

Any entity into which HSBC Bank USA, National Association may be merged, converted, or consolidated, or any entity resulting from any merger, conversion or consolidation to which HSBC Bank USA, National Association may be a party, or any entity to which HSBC Bank USA, National Association may sell or otherwise transfer all or substantially all of its corporate trust business, shall, to the extent permitted by applicable law, become the Paying Agent and the Security Registrar under this Agreement without the execution of any paper or any further act by the parties hereto.

SECTION 11.	NOTICES

Any notice or other communication given hereunder shall be deemed given when delivered in person, upon receipt when sent by letter, facsimile, electronic transmission or on the next Business Day after delivery to a recognized overnight courier to the addresses given below or such other address as the party to receive such notice may have previously specified:

To the Issuer:

HSBC USA Inc.

452 Fifth Avenue

New York, New York 10018

Telephone:_______________

Facsimile:________________

To the Paying Agent:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, New York 10018

Attention: Corporate Trust and Loan Agency

Telephone: (212) 525-3820

Facsimile: (212) 525-1300

To the Security Registrar:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, New York 10018

Attention: Corporate Trust and Loan Agency

Telephone: (212) 525-3820

Facsimile: (212) 525-1300

Any notice hereunder given by letter or telecopy shall be deemed to have been received when it would have been received in the ordinary course of post or transmission, as the case may be.

SECTION 12.	BENEFIT OF AGREEMENT

Except as provided herein, this Agreement is solely for the benefit of the parties hereto and their successors and assigns and no other person shall acquire or have any rights under or by virtue hereof. This Agreement may be amended only by written agreement of all the parties.

SECTION 13.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 14.	REPRESENTATIONS AND WARRANTIES

The Issuer hereby represents and warrants to the Paying Agent and the Security Registrar that: (i) it is duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and has obtained all necessary approvals, permits, authorizations and licenses from the authorities required by it under the laws and regulations of its jurisdiction of organization to carry on its business as now conducted; (ii) the Issuer has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and has taken all necessary action to authorize the execution, delivery and performance of its obligations under this Agreement; and (iii) this Agreement has been duly executed and delivered by the Issuer and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof.

SECTION 15.	SANCTIONS

The Issuer hereby represents and warrants that neither it nor any of its affiliates or subsidiaries: (a) is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are, the subject of sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) and (b) is located, incorporated, organized, or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of the Ukraine). The Issuer covenants that it will not take any action, omit to take any action, or engage in any activity which would render any of the foregoing representations or warranties untrue at any time and will promptly notify each party to this Agreement if any of the foregoing representations and warranties are no longer true.

The Issuer covenants that it will not, directly or indirectly, use the proceeds of the Warrants, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target or subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person.

SECTION 16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.

IN WITNESS WHEREOF, this Agreement has been entered into the day and year first above written.

HSBC USA INC.

By:	/s/ Todd Fruhbeis
	Name:	Todd Fruhbeis
	Title:	Executive Vice President and
Managing Director

HSBC BANK USA, National Association

By:	/s/ Annette L. Kos-Culkin
	Name:	Annette L. Kos-Culkin
	Title:	Vice President